Exhibit 10.25

April 21, 2021

Hilary Malone

***

Re:	Valo Health, Inc. Employment Letter

Dear Hilary:

On behalf of Valo Health, Inc., together with its affiliates (the “Company”), this letter sets forth the terms of your employment with the Company (the “Employment Letter”). This Employment Letter and accompanying documents and agreements summarize and set forth important terms about your employment with the Company. This Employment Letter amends, restates and replaces any existing offer letter, side letter or employment agreement between the Company and you. For the avoidance of doubt, you agree that this Employment Letter does not impact the Employee Confidentiality, Assignment and Noncompetition Agreement previously executed by you. The consideration for entering into this Employment Letter includes your 2021 annual salary adjustment, you receiving an equal or increased incentive compensation (i.e., annual bonus) and you receiving new or enhanced severance benefits.

1. Position, and Duties.

a.

Your position shall be EVP, Chief Operating Officer, Therapeutics, reporting to David Berry, CEO. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. This is a salaried, exempt position.

b.

As a member of our team, we expect you to devote all of your professional and working time and energies to the business and affairs of the Company. Notwithstanding the forgoing, nothing contained herein shall prevent you from managing your personal investments on your own personal time, including the right to make passive investments in the securities of: (i) any entity which you do not control, directly, or indirectly, and which does not compete with Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest

This is Intelligent Health	399 Boylston St Suite 505 Boston, MA 02116	valohealth.com Page 1

does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. You shall not engage in other non-Company related business activities (including board memberships) without the Company’s prior written consent.

c.

As is generally true for Company employees, you are employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment for any specific period of time, and nothing herein should be construed to the contrary. Either you or the Company may choose to end the employment relationship at any time, for any reason, with or without notice. The Company reserves the right to alter, supplement, or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2. Work Location.

Your normal place of work will be 399 Boylston Street, Suite 505 Boston, MA 02116; however, it is understood that the Company may change your normal place of work, or request that you travel for business, according to the Company’s business needs. Given the current situation with COVID-19, it is expected that you comply with current Company guidelines on work-from-home and office reentry.

3. Compensation and Benefits.

a.

Salary. Your 2021 base pay shall be at a rate of $36,249.99 per month ($434,999.84 on an annualized basis (the “Annual Salary”)), minus customary deductions for federal and state taxes and the like, paid in accordance with the Company’s normal payroll practices. Your Annual Salary may be subject to periodic review and adjustment at the Company’s discretion.

b.

Incentive Compensation. You are eligible to receive an annual bonus of up to forty percent (40%) of your Annual Salary determined at the sole discretion of the Board of Directors of the Company and based upon both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees and a bonus is not payable unless you are an employee of the Company on the date such bonus is scheduled to be paid.

c.	Equity. As you have previously been granted equity in Valo Health, LLC pursuant to your prior offer letter, this Employment Letter will not address any new hire equity grant.

d.

Benefits. As an employee you are eligible to participate in the Company’s standard benefit programs, including holidays, Paid Time Off (PTO), medical insurance, dental insurance, vision insurance, 401K, and life insurance, subject to the terms and conditions of such plans and policies. Initial benefits are described in the Benefits Summary, a copy of which is enclosed. These benefit programs may be modified from time to time by the Company.

4. Severance Benefits upon Termination.

You shall be eligible for severance benefits in connection with certain termination events as set forth in the Company’s Executive Severance and Change in Control Plan.

5. Employee Handbook.

You agree to abide by the Company’s policies and procedures, including but not limited to those set forth in the Employee Handbook. You will be required to sign the receipt on the last page of the Handbook.

6. Employee Confidentiality, Assignment and Noncompetition Agreement; Entire Agreement.

You agree that the Employee Confidentiality, Assignment and Noncompetition Agreement previously signed by you and attached hereto remains in full force and effect in accordance with its terms. This Employment Letter, your Employee Confidentiality, Assignment and Noncompetition Agreement dated December 15, 2019, the policies referenced herein, and any Incentive Unit Agreement sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal.

7. Certification.

By signing this Employment Letter, you are certifying to the Company that: (i) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (ii) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (iii) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (iv) all facts you have presented to the

Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

8. Required 1-9 Documentation and Background Check.

Your employment with the Company is conditioned on your eligibility to work in the United States. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States. Your employment is also contingent upon successful completion of a background check and references. If not completed already, you will receive a consent form to authorize the Company to conduct the background check under separate cover.

[Signature Page Follows]

We are pleased that you are on the Valo team.

Very truly yours,

Valo Health, Inc.

By:	/s/ David A. Berry
David A. Berry

President and CEO

Agreed and Accepted by:

/s/ Hilary Malone
Hilary Malone

April 28, 2021	Date:

Enclosures: Benefits Summary

Executive Severance and Change in Control Plan

Employee Confidentiality, Assignment and Noncompetition Agreement

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